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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                       Contact: Donald B. Whitfield
                                                     Chief Financial Officer
                                                     (615) 250-0000



                   CHILDREN'S COMPREHENSIVE SERVICES ANNOUNCES
                  DEFINITIVE AGREEMENT FOR SALE OF THE COMPANY

NASHVILLE, Tenn. (August 9, 2001) - Children's Comprehensive Services, Inc. ("CCS") (Nasdaq/NM: KIDS) today announced that it has signed a definitive merger agreement with Kids Holdings, Inc. and its wholly owned subsidiary, Ameris Acquisition, Inc. ("Ameris"), through which Ameris will acquire all the outstanding shares of CCS for $6.00 per share in cash. Kids Holdings, Inc. and Ameris Acquisition, Inc. are privately held corporations formed to acquire CCS by Michael Lindley, Sam Lewis and other investors. Mr. Lindley and Mr. Lewis are principals in other privately held companies experienced in providing services to at-risk and troubled youth. The merger is conditioned on Ameris obtaining required financing, approval by CCS's shareholders, a lack of material adverse change in CCS's business and other usual and customary closing conditions. Although Ameris has obtained commitments from a senior lender for a majority of the financing required to close the acquisition, a substantial amount of additional financing remains to be raised. No assurance can be given that this additional financing can be raised.

         William J Ballard, Chairman and Chief Executive Officer of CCS said, "This agreement is the result of an extensive effort on the Company's part to examine all alternatives for maximizing shareholder value. We believe that this transaction is in the best interests of the Company's shareholders. Assuming closing conditions are met, we anticipate consummating the transaction by early November 2001."

         To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Please refer to CCS's filings with the Securities and Exchange Commission for additional information. The Company disclaims any intent or obligation to update these forward-looking statements.

         Children's Comprehensive Services provides education, treatment and juvenile justice services for at-risk and troubled youth either directly or through management contracts. It currently offers these services through the operation and management of nonresidential specialized education programs and day treatment programs and both open and secured residential treatment centers to approximately 3,700 youth in 14 states. More information about Children's Comprehensive Services is available on the Company's Website at http://www.ccskids.com.



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